PROMISSORY NOTE



$2,231,000.00                                                 Troy, Michigan
                                                              January 1, 1996


                  FOR VALUE RECEIVED, on or before April 30, 1997, Noble International, Ltd. (the "Company") promises to pay to the order of The Richard
J. Reason Irrevocable Trust for the Benefit of Victoria Aldrich and Peter Reason dated October 12, 1992 (the "Promisee"), the principal sum of Two Million Two Hundred Thirty-One Thousand and 00/100 ($2,231,000.00) Dollars without interest thereon, except as provided below.

                  Principal of this Promissory Note ("Note") shall be payable as follows:

                           (i) Five Hundred Seventy-Seven Thousand and 00/100 Dollars ($577,000.00) shall be payable on or before April 30, 1996
                                    ("Initial Payment");

                           (ii) Five Hundred Seventy-Seven Thousand and 00/100 ($577,000.00) Dollars shall be payable on or before June 15, 1996 ("June 15
                                    Payment");

                           (iii) Five Hundred Seventy-Seven Thousand and 00/100 ($577,000.00) Dollars shall be payable on the earlier of December 23, 1996 or within five (5) business days of the completion of a successful public offering of the Company ("December 23 Payment"); and

                           (iv) Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall be payable on or before April 30, 1997 ("1997 Payment").

Payments shall be applied first against default interest accrued on the unpaid principal amount of this Note, if any, and then against the unpaid principal amount of this Note.

                  This Note is issued pursuant and subject to the terms and conditions of that certain Stock Purchase Agreement, dated as of January 1, 1996, by and among the Company, Promisee, Richard J. Reason, as Trustee of his Revocable Living Trust dated April 9, 1979, Monroe Engineering Products, Inc. ("Monroe"), and Robert J. Skandalaris ("Skandalaris"), ("Stock Purchase Agreement"), and shall be subordinate and junior at all times to the Company's indebtedness to Comerica Bank (or any substitute senior lender) ("Senior Lender"), and Promisee agrees, by acceptance of this Note


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to execute such subordination agreement(s) evidencing such subordination as the
Company may reasonably request.

                  The June 15 Payment is secured pursuant to the terms of a certain Pledge Agreement of even date herewith ("Pledge Agreement"). The December 23 Payment is secured pursuant to a letter of credit issued by Comerica Bank ("Letter of Credit"). The 1997 Payment is secured pursuant to the Guaranty of Skandalaris ("Guaranty").

                  The entire unpaid principal balance hereunder and all accrued default interest shall become immediately due and payable at the election of Promisee, without notice and without demand or presentation, five (5) calendar days following delivery of written notice to the Company of the happening of one or more of the following events which have not been cured within such five (5) calendar period ("Events of Default"):

                  (a) Upon a failure to pay any installment of principal when due.

                  (b) Upon a default and acceleration of all indebtedness owing by the Company to Comerica Bank as senior lender (or successor thereof).

                  (c) Upon a default under the Employment and Deferred Compensation Agreement (as defined in the Stock Purchase Agreement).

                  (d) The Company reorganizes, recapitalizes or sells, exchanges or leases all or substantially all of its assets or merges, consolidates or effects a reorganization with any other corporation, unless it is the surviving corporation.

                  (e) Monroe reorganizes, recapitalizes or sells, exchanges or leases all or substantially all of its assets or merges, consolidates or effects a reorganization with any other corporation, unless it is the surviving corporation.

                  (f) Upon a default under the Pledge Agreement.

                  (g) Upon the termination of the Letter of Credit prior to the full payment of the Initial Payment, the June 15 Payment and the December 23 Payment.

                  (h) Upon the termination and/or default of the Guaranty of Skandalaris prior to the full payment of the 1997 Payment.

                  (i) Upon the default of a certain Land Contract by and between Richard J. Reason, as Trustee of the Revocable Living Trust dated April 9, 1979 and Monroe and/or the related Guaranty of Land Contract executed by Skandalaris.


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


                  (j) Upon the default of a certain Promissory Note dated as of January 1, 1996 in the principal amount of Four Million One Hundred Nineteen Thousand and 00/100 Dollars ($4,119,000.00) with the Company, as maker, and Richard J. Reason, Trustee of his Revocable Living Trust dated April 9, 1979, as payee.

                  (k) The Company and/or Monroe shall fail to keep in force and effect their corporate existence.

                  In the event of a default which is not cured as provided herein, the unpaid principal amount shall bear interest at the rate of two (2%) percent above the prime rate of interest then in effect of Comerica Bank, based on a year of three hundred sixty (360) days.

                  Any notice to be given hereunder shall be addressed to the address first given, unless notice of a different address has been given. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when sent by nationally recognized courier service, facsimile with a confirming hard copy, registered or certified mail, postage prepaid and return receipt requested, addressed to the Promisee as indicated above.

                  Full repayment of the loan may be made at any time without penalty. Any prepayments hereunder shall be applied first towards payment of default interest, if any, and then to a reduction of principal.

                  This Note shall be governed and construed by the laws of the State of Michigan.

                  Nothing herein shall limit any right granted the Company or the Promisee by other instrument or law.



                                                 NOBLE INTERNATIONAL, LTD.



                                                By: /s/ Robert Skandalaris
                                                    --------------------------
                                                        Robert Skandalaris

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